EXHIBIT 1

Enerplus Resources Fund
The Dome Tower
3000, 333-7th Avenue SW
Calgary, Alberta T2P 2Z1
Tel 403.298.2200
Fax 403.298.2211
www.enerplus.com

October 2, 2006
FOR IMMEDIATE RELEASE
Enerplus Resources Fund
TSX:     ERF.UN
NYSE:   ERF

ENERPLUS ANNOUNCES EXECUTIVE APPOINTMENT

Mr. Gordon J. Kerr, President & Chief Executive Officer of Enerplus Resources Fund (“Enerplus”) is pleased to announce the appointment of Ms. Jennifer Koury to the position of Vice President, Corporate Services for Enerplus.

With over 25 years experience in developing human resources processes and practices including organizational alignment and leadership development, Ms. Koury brings a wealth of knowledge and expertise to Enerplus. Over the past 10 years, she has provided consulting services to a variety of oil and gas companies such as Suncor Energy, Nexen, ExxonMobil, ConocoPhillips Canada Ltd. and Enerplus. Prior to her consulting practice, Ms. Koury worked for Imperial Oil Ltd. and Gulf Canada Resources Ltd. in a series of positions of increasing responsibility. Ms. Koury holds a Bachelor of Commerce degree from the University of Alberta.

We welcome Ms. Koury to Enerplus and congratulate her on her appointment. Her skills in the area of human resources will be a critical component to the on-going success of Enerplus.

For further information, please contact the Investor Relations Department at 1-800-319-6462.

Gordon J. Kerr
President & Chief Executive Officer
Enerplus Resources Fund

Except for the historical and present factual information contained herein, the matters set forth in this news release, including words such as “expects”, “projects”, “plans” and similar expressions, are forward-looking information that represents management of Enerplus’ internal projections, expectations or beliefs concerning, among other things, future operating results and various components thereof or the economic performance of Enerplus. The projections, estimates and beliefs contained in such forward-looking statements necessarily involve known and unknown risks and uncertainties, which may cause Enerplus’ actual performance and financial results in future periods to differ materially from any projections of future performance or results expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things, those described in Enerplus’ filings with the Canadian and U.S. securities authorities. Accordingly, holders of Enerplus Trust Units and potential investors are cautioned that events or circumstances could cause results to differ materially from those predicted.